EXHIBIT 99.1
[LOGO]




/FOR IMMEDIATE RELEASE/

HOST AMERICA CORPORATION SIGNS LETTER OF INTENT TO ACQUIRE GLOBALNET
ENERGY, INC.

HAMDEN, CT - August 6, 2003 - Host America (NASDAQ: CAFE) has announced a tentative agreement to acquire 100% of Globalnet Energy, Inc., a provider of energy saving products. The deal is structured as an all stock deal that requires both shareholders and bank approval. "We believe Globalnet Energy, Inc. will add a valuable differential advantage for existing and potential customers for Globalnet Energy, Inc and for Host America's food clients," said Geoffrey Ramsey, CEO.

"I am excited about our combined strength and our ability to implement the rollout of our product", said Eric Barger, President of Globalnet Energy, Inc.

"As with our other acquisitions, Lindley Food Service Corporation and SelectForce, Inc., existing management has agreed to stay with the company and will have the incentive to grow the company." said Geoffrey Ramsey, CEO.

Host America Corporation is a provider of outsourced food, facilities management and employment screening with annual operations in excess of $25 million in the U.S. Headquartered in Hamden, Connecticut, Host America has over 360 full time employees. Founded in 1986, Host America has grown from providing food services in the New England area to a diverse company, providing food and related services to clients throughout the Northeast, Florida, Indiana, and the Southwest.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected processing for and sales of product related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into new commercial food markets that require the company to develop demand for its product, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission filings.